As filed with the Securities and Exchange Commission on July 7, 2005

Registration No. 333-125951

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESSEX CORPORATION

(Exact name of registrant as specified in its charter)

6708 Alexander Bell Drive

Columbia, Maryland 21046

(301) 939-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Virginia	54-0846569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Leonard E. Moodispaw

President and Chief Executive Officer

Essex Corporation

6708 Alexander Bell Drive

Columbia, Maryland 21046

(301) 939-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Lawrence T. Yanowitch

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 300

McLean, VA 22102

(703) 760-7700

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 7, 2005

PROSPECTUS

ESSEX CORPORATION

$100,000,000

Common Stock

We may offer and sell shares of our common stock from time to time under this prospectus in one or more issuances. We may offer from time to time our common stock under this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. We will circulate a prospectus supplement each time we plan to issue our securities, which will inform you about the specific terms of that offering and also may add, update or supplement information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The aggregate offering price of all common stock sold under this prospectus will not exceed $100,000,000.

Our common stock is traded on the Nasdaq National Market under the symbol “KEYW”. On July 6, 2005, the closing price of one share of our common stock was $22.45.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell shares of our common stock from time to time in one or more offerings. The aggregate offering price of all common stock sold under this prospectus will not exceed $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or supplement information contained in this prospectus. This prospectus may not be used to complete sales of common stock unless it is accompanied by a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the documents incorporated by reference into it, particularly the section entitled “Risk Factors” beginning on page 3 and the consolidated financial statements and the notes to the consolidated financial statements. In this prospectus, “we,” “us” and “our” refer to Essex Corporation, including its consolidated subsidiaries.

ABOUT US

Essex provides advanced intelligence technology solutions primarily for U.S. Government intelligence and defense customers. Our solutions include advanced signal, image, information, and cyber-security solutions. We create our solutions by integrating our services and expertise with hardware, software, and patented technology to meet our customers’ requirements. We have expanded the breadth and depth of our solutions through our recent strategic acquisitions. We believe our ability to directly integrate essential technologies into innovative solutions distinguishes Essex from our competitors with our customers.

Within the intelligence and defense communities Essex has established and maintained long-standing and successful customer relationships. We are also developing next generation signal, image and information processing, and cyber-security solutions under classified U.S. Government research and development awards. We have been able to develop our current proprietary technology using a combination of government funding and our own internal funding and we believe this combination will allow us to continue to enhance and expand our technology and services for future market needs.

We were incorporated in the Commonwealth of Virginia in 1969. The address of our principal executive office is 6708 Alexander Bell Drive, Columbia, Maryland 21046 and our general telephone number is (301) 939-7000. Our web site address is www.essexcorp.com. The information on, or that can be accessed through, our website is not part of this process.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks described below in addition to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes. Our business, results of operations and financial condition may be materially and adversely affected due to any of the following risks.

The trading price of our common stock could decline due to any of these risks, and you could lose all or a part of your investment.

Risks Related to Our Business

We currently rely on sales to U.S. Government entities, particularly in the intelligence and defense areas, and the loss of certain of our awards with the U.S. Government could have an adverse impact on our operating results.

We depend on sales to the U.S. Government. For fiscal years 2004 and 2003, awards from the U.S. intelligence and defense communities and other departments and agencies of the Department of Defense accounted for approximately $68.5 million, or 97% of our revenues, and $15.9 million, or 98% of our revenues, respectively. With respect to The Windermere Group, LLC (“Windermere”), which we acquired on February 28, 2005, for fiscal years 2004 and 2003, awards from the U.S. intelligence and defense communities and other departments and agencies of the Department of Defense accounted for approximately $61.8 million, or 96% of Windermere’s revenues, and $45.8 million, or 97% of Windermere’s revenues, respectively.

For fiscal 2004 and 2003, our top three customer programs accounted for approximately $52.6 million, or 75% of our revenues, and $8.5 million, or 52% of our revenues, respectively. For fiscal years 2004 and 2003, our largest award with the National Security Agency accounted for approximately $45.2 million, or 64% of our revenues, and $1.5 million, or 9% of our revenues, respectively. For fiscal years 2004 and 2003, our award with the Missile Defense Agency accounted for approximately $1.3 million, or 2% of our revenues, and $3.3 million, or 21% of our revenues, respectively. The loss or significant reduction in government funding of a program for which we are the contractor or in which we participate could reduce our revenue and cash flows and have an adverse effect on our operating results.

We depend on U.S. Government awards which are only partially funded and which depend upon annual budget appropriations; the U.S. Government has no obligation to fully fund our awards.

Budget decisions made by the U.S. Government are outside of our control and have significant consequences for our business. Funding for U.S. Government awards is subject to Congressional appropriations. Although multi-year awards may be planned or authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, awards often initially receive only partial funding, and additional funds are committed only as Congress makes further appropriations. The termination of funding for any of our U.S. Government awards would result in a loss of anticipated future revenues attributable to that program and a reduction in our cash flows and would have an adverse impact on our operating results.

Our backlog was $408.1 million as of March 31, 2005, of which $103.6 million was funded. Our backlog includes orders under awards that in some cases extend for several years, with the latest expiring in 2011. The U.S. Government’s ability to select multiple winners under multiple award schedule contracts, government-wide acquisition contracts and blanket purchase agreements, as well as its right to award subsequent task orders among such multiple winners, means that there is no assurance that unfunded contract backlog will result in actual orders. The actual receipt of revenues on awards included in backlog may never occur or may change because a program schedule could change or the program could be canceled, or a contract could be reduced, modified, or terminated early.

U.S. Government awards are subject to immediate termination and are heavily regulated.

Our U.S. Government awards can be terminated by the U.S. Government either at its convenience or if we default. If the U.S. Government terminates any of our awards, we are entitled to payment of compensation only for work done and commitments made at the time of termination. If any of our U.S. Government awards are terminated for default, we would be obligated to pay the excess costs incurred by the U.S. Government in procuring undelivered items from another source. If any or all of our U.S. Government awards are terminated under either of these circumstances, we may be unable to procure new awards to offset the lost revenues.

In addition, supplying intelligence and defense-related services and equipment to U.S. Government agencies subjects us to the risks that the U.S. Government may unilaterally:

•	suspend us from receiving new awards pending resolution of alleged violations of procurement laws or regulations;

•	terminate our existing awards;

•	reduce the value of our existing awards;

•	audit our award-related costs and fees, including allocated indirect costs; and

•	control and prohibit the export of our products.

We must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. Government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts. In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions.

Because a significant portion of our revenues are dependent on our procurement, performance and payment under our U.S. Government awards, the loss of one or more large awards or any suspension or debarment from doing business with U.S. Government agencies would result in a loss of anticipated future revenues from U.S. Government awards and a reduction in cash flows and would have a material adverse effect on our operating results.

A general decline in U.S. intelligence and defense spending could harm our operations and adversely affect our future revenues.

Revenues under contracts with the U.S. Department of Defense and other intelligence and defense-related entities represented approximately 97% our total revenues for fiscal year 2004 and 96% of Windermere’s total revenues for fiscal year 2004. While spending authorization for intelligence and defense-related programs have increased significantly in recent years due to greater homeland security and foreign military commitments and to a general outsourcing trend, these spending levels may not be sustainable, and future levels of expenditures and authorizations for those programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. A general decline in United States intelligence and defense spending could reduce our revenue and cash flows and have an adverse effect on our operating results.

If we are unable to adequately address and remedy any material weaknesses which may present themselves in our internal control over financial reporting, our ability to timely and accurately report our financial results may be impeded, investors may lose confidence in our financial reports, and the market price for our common stock may be adversely affected.

As we reported on our Form 10-Q for the period ending March 31, 2005, as amended, in connection with the integration of our newly acquired Windermere subsidiary with our administrative, financial and reporting structures, we identified within Windermere certain material weaknesses in the internal controls over

Windermere’s financial reporting. In light of these weaknesses, we initiated additional review procedures to assure that, among other things, our financial statements for the first quarter of 2005 included within the Form 10-Q for that period, as amended, were in accordance with U.S. GAAP. We are continuing to evaluate the internal controls of the newly acquired Windermere subsidiary.

We have recently begun developing and taking corrective actions to address internal control weaknesses in Windermere. If we are unable to implement any such corrective actions effectively and efficiently, it could adversely affect our ability to provide investors with timely and accurate financial information and may have a negative impact on our reputation. Likewise, if we are unable to assert that our internal control over financial reporting is effective in any future period (or if our auditors express an adverse opinion, or are unable to express an opinion at all, on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

If we are unable to effectively and efficiently implement measures to address weaknesses in Windermere’s internal control over financial reporting, our ability to provide the public with timely and accurate material information may be adversely affected, which could hurt our reputation and our stock price.

In our Form 10-Q for the period ended March 31, 2005, as amended, we reported that in light of the proximity of the consummation of the Windermere acquisition to the end of the first quarter for 2005 and management’s ongoing evaluation and corrective action with respect to the internal control over financial reporting of the Windermere subsidiary, management excluded the disclosure controls and procedures of the Windermere subsidiary from its evaluation of our own disclosure controls for the first quarter of 2005. We are currently reviewing how weaknesses in Windermere’s internal controls may affect our overall disclosure controls and procedures and whether any corrective action is required to address those affects.

Because our evaluation of weaknesses in internal control over financial reporting for our newly acquired Windermere subsidiary is ongoing, the effects, if any, that material weaknesses identified in Windermere’s internal controls may have on our disclosure controls and procedures are not certain at this time. We may find that certain material weaknesses identified in Windermere’s internal controls could have an adverse impact on the reliability of our disclosure controls. If we are unable to conclude that our disclosure controls are effective in any subsequent periodic report, it may harm our reputation and our stock price could be adversely affected. In addition, if we are unable to effectively and efficiently implement measures to remedy any adverse effects of the Windermere internal control weaknesses on our disclosure controls and procedures, it may impede our ability to timely and accurately provide material information to the public, investors may lose confidence in our reporting, and our stock price could be adversely affected.

Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions.

The federal government audits and reviews our performance on awards, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most large government vendors, our awards are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency. An audit of our work, including an audit of work performed by companies we have acquired or may acquire or subcontractors we have hired or may hire, could result in a substantial adjustment in our operating results for the applicable period. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and our operating margins may be reduced.

If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, even if the allegations were not true. Audits for costs incurred on work performed after fiscal 2001 for Essex and our subsidiary Windermere, after fiscal 2001 under contracts we obtained in the acquisition of Sensys Development Laboratories, Inc. (“SDL”), after fiscal 2004 for our subsidiary Computer Science Innovations, Inc. (“CSI”), and after fiscal 1994 under contracts we obtained in the acquisition of assets of Performance Group, Inc. (“PGI”) have not yet been completed.

If we were suspended or debarred from contracting with the U.S. Government generally, or any specific agency, if our reputation or relationship with U.S. Government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and cash flows could be reduced and our operating results could be adversely affected.

If we are unable to manage our growth, our business could be adversely affected.

Achieving our plans for growth will place significant demands on our management, as well as on our administrative, operational and financial resources. For us to successfully manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising the quality of our services and products, our business, prospects, financial condition or operating results could be adversely affected.

A key part of our business strategy involves acquisitions; however, such acquisitions may not achieve all intended benefits.

A key part of our strategy has been to obtain technologies, customers, and personnel through acquisitions. We acquired SDL in March 2003, CSI in April 2004, and substantially all of the assets of PGI in June 2004, and we acquired Windermere in February 2005. We intend to continue to pursue selective acquisition opportunities in the future, but we may not be able to identify and execute suitable acquisitions in the future on terms that are favorable to us, or at all. We may encounter other risks in our acquisition strategy, including:

•	diversion of management’s attention from our existing business;

•	increased competition for acquisitions which may increase the price of our acquisitions; and

•	our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws or regulations such as the Federal Acquisition Regulation and health, safety, employment and environmental laws, or their failure to fulfill their contractual obligations to the Federal Government or other clients.

In connection with our future acquisitions, we may incur significant acquisition expenses as well as amortization expenses related to intangible assets. We also may incur significant write-offs of goodwill associated with companies, businesses or technologies that we acquire. Our operating results could be adversely affected by these expenses and write-offs.

We may have difficulty integrating the operations of any companies we acquire, which may adversely affect our results of operations.

The success of our acquisition strategy will depend upon our ability to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen events or operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties could include:

•	the integration of personnel with disparate business backgrounds;

•	the transition to new information systems;

•	the coordination of geographically dispersed organizations;

•	the loss of key employees of acquired companies;

•	the reconciliation of different corporate cultures; and

•	the synchronization of disclosure and financial reporting controls of acquired companies with our controls and, where applicable, improvement of the acquired company’s controls.

For these or other reasons, we may be unable to retain key clients or to retain or renew contracts of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost-savings that we anticipated. Any of these outcomes could materially adversely affect our operating results.

We have significant contingent earn-out obligations related to our Windermere acquisition that may adversely affect our liquidity and financial condition.

The acquisition agreement for the Windermere transaction contains earn-out provisions that may require us to make an additional purchase price payment on May 31, 2006, to be calculated based on excess earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Windermere during the applicable earn-out period. Under the Windermere earn-out arrangement, the aggregate contingent earn-out obligation may range from a low of zero dollars to a maximum of $30 million in cash, depending upon the extent to which Windermere’s EBITDA during the period March 1, 2005 through February 28, 2006 exceeds the EBITDA target of $5,500,000 for such period.

To the extent that any contingent earn-out payments under the Windermere acquisition agreement require cash beyond any positive cash flows and our existing cash balance at the time payment is required, we may need to obtain financing to cover these contingent obligations. We may also use the proceeds from sales of securities under this registration statement to cover these obligations. There can be no assurance that we will be able to obtain financing on terms favorable to us, if at all, or that we can be successful in raising the requisite amounts. If we are unable to make any required earn-out payment on the applicable date, we may default in our obligations under the Windermere acquisition agreement, which could result in proceedings against us and could adversely affect our liquidity and financial condition.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability and loss of market share.

We operate in highly competitive markets and may encounter intense competition to win U.S. Government awards. If we are unable to successfully compete for new business, our revenue growth may decline. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources than we do. Larger competitors include Lockheed Martin Corporation and divisions of large defense contractors such as Boeing Support Services. These competitors may be able to compete more effectively for very large scale government awards. These competitors also may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualification, past performance on larger scale contracts, geographic presence, price, and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address customers’ needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge against whom it will be difficult for us to compete.

In addition, competition in the commercial market for network communications equipment is intense. This market has historically been dominated by such large companies as Alcatel, Ciena, Cisco Systems, JDS Uniphase, Lucent Technologies, NEC and Nortel Networks. Some of these companies, as well as emerging companies, are currently developing products that may compete in the areas that our technology is designed to address. We also may face competition from other large communications companies who may enter our markets. Many of these possible competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and business development resources than we do and may be able to undertake more extensive marketing efforts and adopt more aggressive pricing policies than we can. In addition, additional competitors with significant market presence and financial resources may enter our markets, which are rapidly evolving, further intensifying competition.

Our success largely depends on our ability to hire and retain key personnel.

Our success has historically depended in large part on our ability to attract and retain highly skilled technical, managerial and operational personnel, particularly those knowledgeable about the U.S. Government intelligence and defense agencies, those with security clearances and those skilled in optoelectronics and optical communications equipment. In addition, the relationships and reputation that many members of our senior management team have established and maintain with government personnel contribute to our ability to maintain good customer relationships and to identify new business opportunities. The loss of key personnel may impair our ability to obtain new U.S. Government awards or adequately perform under our current U.S. Government awards. We also rely on the skills and expertise of our senior technical development personnel, the loss of any of whom could prevent us from completing current development projects and restrict new development projects. We currently do not maintain “key man” insurance on any of our executives or key employees.

We do not have a long history of profitability and we may not sustain our profitability.

We had net income of approximately $1.5 million for the three months ending March 31, 2005, $2.3 million for fiscal 2004 and $140,000 for fiscal 2003. However, we incurred a net loss for each of our fiscal years 2002, 2001, and 2000, and as of December 31, 2004, we had an accumulated deficit of approximately $12.0 million. If revenues do not meet our expectations, or if our expenses exceed our expectations, we may incur substantial operating losses in the future, in which case the price of our common stock may decline.

Our quarterly operating results may vary widely.

Our quarterly revenues and operating results have fluctuated significantly in the past, and may fluctuate in the future. A number of factors can cause our revenue, cash flow and operating results to vary from quarter to quarter, including:

•	acquisitions of other businesses;

•	commencement, completion or termination of projects during any particular quarter;

•	variable purchasing patterns under government awards, blanket purchase agreements and IDIQ awards;

•	seasonal work patterns due to vacation, holiday, and weather incidences resulting in reduced work days on our time and materials awards;

•	changes in senior U.S. Government officials that affect the timing of technology procurement; and

•	changes in policy or budgetary measures that adversely affect appropriations for government awards in general.

Changes in the number of projects commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations because a relatively large amount of our expenses are fixed. We also may incur significant or unanticipated expenses when awards expire or are terminated. In addition, payments due to us from U.S. Government agencies may be delayed due to customer payment cycles or as a result of the failure of Congress and the President to approve budgets in a timely manner.

If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our key employees and consultants and control access to and distribution of our software, documentation and other proprietary information. We believe that our patents and patent applications provide us with a competitive advantage and, therefore, patent protection is important to our business. However, our patent and other intellectual property protection may not adequately protect our rights or permit us to gain or keep any competitive advantage. For instance, unauthorized parties may attempt to copy, reverse engineer or otherwise obtain and use our patented products or technology without our permission, eroding or eliminating the competitive advantage we hope to gain though the exclusive rights provided by patent protection. Moreover, our existing patents and pending patent applications, if granted, may not protect us against competitors that independently develop proprietary technologies that are substantially equivalent or superior to our technologies, or design around our patents. The competitive advantage provided by patenting our technology may erode if we do not upgrade, enhance and improve our technology on an ongoing basis to meet competitive challenges.

In addition, we conduct research and development under projects with the U.S. Government. In general, our rights to technologies we develop under those projects are subject to the U.S. Government’s non-exclusive, non-royalty bearing, world-wide license to use those technologies. In the case of awards under the U.S. Government’s Small Business Innovation Research program, the U.S. Government has limited rights to the delivered data for five years after project completion, and unlimited rights after five years. We retain title to the SBIR technology, but our rights to exclusively license and protect our technology may be affected by the U.S. Government’s rights to SBIR technical data.

Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

There is a risk that some of our patent applications will not be granted.

Although we have received our first hyperfine WDM and VLI patents, we have filed several other applications for U.S. and International patents relating to our hyperfine WDM, VLI and OPERA™ technologies, and there is a risk that some or all of the pending applications will not be granted. Although we believe our patent applications are valid, the failure of our pending applications to be granted would affect the competitive advantage we hope to gain by obtaining patent protection and could have a material adverse effect upon our business and operating results.

We may become involved in intellectual property disputes, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

We or our customers may be a party to litigation in the future to protect our intellectual property or to respond to allegations that we infringe on others’ intellectual property. We have not performed any patent infringement clearance searches and are not in a position to assess the likelihood that any claims would be asserted. If any parties assert that our products infringe upon their proprietary rights, we would be forced to defend ourselves and possibly our customers against the alleged infringement. If we are unsuccessful in any intellectual property litigation, we could be subject to significant liability for damages and loss of our proprietary rights. Intellectual property litigation, regardless of its success, would likely be time consuming and expensive to resolve and would divert management’s time and attention. In addition, we could be forced to do one or more of the following:

•	stop selling, incorporating or using our products that include the challenged intellectual property;

•	obtain from the owner of any infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	re-design those products that use the technology.

If we are forced to take any of these actions, our business could be seriously harmed.

Because we currently are developing our optoelectronic products for the commercial market, it is difficult to evaluate our future business and prospects in this market.

We traditionally have derived our revenues from awards from the U.S. Government. While we intend to enhance and expand our government business, we are continuing our work to develop new optoelectronic commercial products, including products based on our hyperfine WDM fiber optic communications technology, such as our optical encryptor. Because we have not begun significant commercial sales of these products, our commercial revenue and profit potential is unproven and our limited history in the commercial market makes it difficult to evaluate our business and prospects. We cannot accurately forecast our commercial revenue and we have limited historical financial data upon which to base production budgets. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company developing new commercial products for a rapidly changing industry.

Our ability to expand into the commercial optical networking market may be adversely affected by unfavorable and uncertain conditions in the commercial communications industry and the economy in general.

One element of our strategy is to develop products targeted at the commercial optical networking market. The market for communications equipment, including optical components, has suffered a severe and prolonged downturn. Many of our potential customers in this market have experienced significant financial distress, and some have gone out of business. This has resulted in a significant consolidation in the commercial communications equipment industry, combined with a substantial reduction in overall demand. In addition, most of the potential customers we would like to reach have become more conservative about their future purchases, which has made our commercial business slow to materialize.

We expect the following factors to affect our ability to expand our commercial market business for an indeterminate period:

•	capital expenditures by many of our potential customers may be flat or reduced;

•	increased competition may enable commercial customers to insist on more favorable terms and conditions for sales, including extended payment terms or other financing assistance as a condition of procuring their business; and

•	the bankruptcies or weakened financial condition of several communications companies may adversely affect the commercial market for the optical networking products we are developing.

The result of any one or a combination of these factors could eliminate or reduce our ability to successfully enter and compete in this market.

Our optoelectronic products are complex, operate in demanding environments and have not yet been widely deployed. If our products contain defects that are undiscovered until full deployment we may incur significant and unexpected expenses, losses of sales and harm to our reputation.

Optoelectronic products are complex and are designed to be deployed across complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Our products have not yet been deployed and tested in a commercial environment, and when they are, customers may discover errors or defects in the hardware or the software, or products we develop may not operate as expected. If we are unable to fix defects or other problems that may be identified in full deployment, we would likely experience:

•	a loss of, or delay in, revenue and loss of market share;

•	a loss of existing customers;

•	difficulties in attracting new customers or achieving market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by our customers; and

•	increased insurance costs.

Defects, integration issues or other performance problems could result in financial or other damages to our customers or could negatively affect market acceptance for the products we develop. Our customers could also seek damages for losses from us, which, if they were successful, could adversely affect our cash flow from operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly and would put a strain on our management and resources.

Changes in stock option accounting rules may adversely impact our operating results prepared in accordance with generally accepted accounting principles.

Technology companies like ours have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), allows companies the choice of either using a fair value method of accounting for options which would result in expense recognition for all options, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. We have elected to apply APB 25 and the disclosure provisions of SFAS 123 and accordingly we generally do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

In December 2004, the Financial Accounting Standards Board issued Statement 123R, “Share-Based Payment,” which requires all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value. Statement 123R is effective as to Essex for the first interim or annual reporting period of our 2006 fiscal year. We are currently evaluating the effect that the adoption of Statement 123R will have on our financial position and results of operations, and it is possible that our adoption of this standard may adversely affect our operating results in future periods.

We may lose our ability to benefit from government programs aimed at small businesses.

We currently participate in certain government programs under the regulations promulgated by the U.S. Small Business Administration, or SBA, such as the Small Business Innovative Research, or SBIR, program and small business set-aside contracts and preferences. Qualification as a small business is determined under the criteria set forth in the SBA Small Business Size Standards regulation. These criteria include the classification of the product or service in the North American Industry Classification System, trailing three year averages of the number of employees or annual receipts, affiliates, and other applicable factors. The restriction of a particular project or program under small business limited competition rules is a unilateral decision that is made at the time of procurement by the responsible agency procurement authority. The restriction of a particular project or program to small businesses, as a small business set-aside, in one procurement cycle does not assure that it will be similarly restricted in follow-on or related procurements.

A significant portion of our revenue historically has resulted from our participation in these small business set-aside programs, and our award from the National Security Agency, which accounted for 70% of our revenues for the 2004 fiscal year, is under the NSA Set-aside for Small Business, or NSETS, Program.

We believe that, due to the increases in the levels of our revenues and number of employees, we have lost our ability to participate in most of these programs, including receiving new awards under the programs. We also anticipate that some follow-on or related procurements for programs that were originally awarded to us as small business set-asides will not be issued under the small business limited competition rules of the SBA.

If necessary licenses of third-party technology are not available to us or are very expensive, we may not be able to sell products of the same quality, and our cost of operations could increase.

From time to time we may be required to license technology from third parties to sell or develop our products and product enhancements. These third-party licenses may not be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost. If we were required to use technology with lower performance standards or quality, customers may stop buying our products and this would cause our revenues to decline. Similarly, if our costs rise significantly, customers may choose less expensive alternative products, which would cause our revenues to decline.

Manmade problems such as computer viruses or terrorism may disrupt our operations and harm our operating results.

Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. Any such event could have a material adverse effect on our business, operating results, and financial condition. In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the U.S. and other countries and create further uncertainties or otherwise materially harm our business, operating results, and financial condition. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the manufacture or shipment of our products, our business, operating results, and financial condition could be materially and adversely affected.

Risks Related To This Offering

A limited number of shareholders are able to exert significant influence over matters requiring shareholder approval.

As of May 31, 2005, a few private investors, all of whom are affiliated with some of our directors, collectively hold approximately 3.2 million shares, or 15.3%, of our total outstanding shares of common stock. Accordingly, these investors could seek to exercise significant control and influence of certain actions requiring the approval of the holders of shares of our common stock. This concentration of ownership may also delay or prevent a change in control of us or reduce the price other investors might be willing to pay for our common stock. In addition, the interests of this limited number of investors may conflict with the interests of other holders of our common stock.

There is currently only a limited public market for our common stock.

Our common stock currently is quoted on the Nasdaq National Market and has been since March 31, 2004. Prior to that, since June 4, 2003, our common stock was listed on the American Stock Exchange. Prior to being listed on the American Stock Exchange, our common stock was traded on the OTC Bulletin Board. Historically, there has been only a limited float for our common stock and there may be difficulty in selling shares of our common stock.

The market price of our common stock is subject to significant price fluctuations.

The trading price of our common stock has historically been volatile and will likely continue to fluctuate significantly in the future. We believe this volatility has often been unrelated to our operating performance. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price such investors paid for their shares. In addition, in the event our operating results fall below the expectations of public market analysts and investors, the market price of our common stock would likely decline.

Management will have broad discretion for the use of proceeds from this offering, including the ability to apply the proceeds to uses that do not increase our operating results or market value.

Our management will retain broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which certain shareholders object. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value.

Sales of a significant number of shares of our common stock by existing shareholders could cause the market price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock.

As of May 31, 2005, there remain registered for resale under the Securities Act approximately 1.0 million shares of our common stock on behalf of certain of our shareholders. In addition, 1.1 million common shares issued in December 2003 upon the conversion of warrants are subject to registration rights upon demand, and the holder of approximately 192,307 shares of our common stock issued in December 2003 upon conversion of a note payable is entitled to “piggy-back” registration rights. Sales of substantial amounts of common stock under Rule 144 or pursuant to the holder’s registration rights, or the perception that such sales may occur, could depress the market price of our common stock. All of these shares will become eligible for public resale at various times within two years subject to volume limitations and certain restrictions on sales by affiliates.

FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called “forward-looking statements” by words like “may,” “will,” “should,” “expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	our estimates for future performance including, without limitation, revenue we expect to recognize from our backlog; and

•	our estimates regarding anticipated revenues and capital requirements.

Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” and throughout this prospectus as well as in the information incorporated by reference.

USE OF PROCEEDS

Each time we sell our securities, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

In general, we have not committed to spend the proceeds on any particular matter, but we intend to use the net proceeds from the sale of our securities for working capital and general corporate purposes. General corporate purposes may include acquisitions, investments, capital expenditures, repurchase of our capital stock and any other purpose that we may specify in any prospectus supplement.

GENERAL DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, all of no par value. As of May 31, 2005, we had 21,155,997 shares of common stock issued and outstanding and had reserved 2,599,885 shares of common stock for issuance upon exercise of options.

Common Stock

Dividends. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment, subject to the preferences of any preferred stock then outstanding.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Voting Rights. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Miscellaneous. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Preferred Stock

Our articles of incorporation authorizes our board of directors to issue, without shareholder approval, the preferred stock in one or more classes or series. Prior to the issuance of any shares of a class or series of preferred stock, the board of directors will fix by resolution the number of shares of the class or series and the preferences, limitations and relative rights of such series or class. Such class or series will be established when the Virginia State Corporation Commission issues a certificate of amendment of our articles of incorporation setting forth the designation and number of shares of the class or series and its relative rights and preferences. Shareholder approval is not required to amend our articles of incorporation for this purpose. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Anti-Takeover Provisions of Our Articles of Incorporation, Bylaws and Virginia Law

General. Our articles of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation, provided, however, that the term “Interested Shareholder” does not include the subsidiaries, or any of the subsidiaries’ savings, employee stock ownership or other employee benefit plans of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

PLAN OF DISTRIBUTION

We may offer shares of common stock:

•	to or through underwriters or duly registered dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of these methods.

We may offer our common stock for sale in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices, or at prices determined on a negotiated or competitive bid basis. Each time we offer common stock, we will provide a prospectus supplement that will contain specific information about the terms of the offering, including the following:

•	the names of any underwriters, dealers or agents;

•	the material terms of the distribution, including the number of shares to be sold;

•	any over-allotment option under which underwriters may purchase additional shares of common stock;

•	any initial public offering price and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions, as well as any other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	the nature of any transaction by any underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

We may use underwriters, dealers or agents with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

Sale through Underwriters or Dealers

We may sell shares of common stock through underwriters, either through underwriting syndicates represented by one or more managing underwriters or through underwriters without a syndicate. The underwriters will acquire the shares of common stock for their own account and may resell the shares from time to time in one or more transactions, including negotiated transactions. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase common stock will be subject to conditions stated in the applicable underwriting agreement, and the underwriters will be obligated to purchase all the shares of common stock if any are purchased. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers for whom they may act as agent.

Underwriters may sell the shares of common stock to or through dealers. These dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell shares of common stock directly to dealers as principals. The dealers may then resell such common stock to the public at varying prices which they determine at the time of resale. We will describe in the applicable prospectus supplement the terms of any such transaction.

Underwriters, dealers and agents that participate in the distribution of our common stock may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us, as well as any profit on their resale of our common stock, may be treated as underwriting compensation under the Securities Act.

Sale through Agents

We may sell shares of common stock through agents that we designate from time to time. We will identify in the applicable prospectus supplement the name of any agent involved in the offer or sale of the shares of common stock for which the prospectus supplement is delivered and will disclose any commissions we may pay to that agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Direct Sales

We may sell shares of common stock directly to one or more investors without using underwriters, dealers or agents. These investors may be underwriters as defined in the Securities Act of 1933 with respect to any sale of that common stock.

Indemnification

We may agree to indemnify underwriters, dealers and agents against civil liabilities arising out of this prospectus and any applicable prospectus supplement, including liabilities under the Securities Act of 1933, and to contribute to payments which the underwriters, dealers and agents may be required to make relating to those liabilities.

Delayed Delivery Contracts

We may authorize underwriters or agents to solicit offers by institutional investors to purchase shares of common stock under contracts providing for payment and delivery on a future date. We will describe in the applicable prospectus supplement the conditions to these contracts and the commissions we may pay for solicitation of these contracts. Unless otherwise indicated in the applicable prospectus supplement, any underwriters or agents soliciting these contracts will have no responsibility for the validity or performance of any such contract.

Stabilization Activities

In connection with an underwritten offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after the offering. These transactions may be effected on the Nasdaq National Market or otherwise. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares than we have actually sold to them. A short position is “covered” if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the underwriters’ over-allotment option, if any. The underwriters can close out a covered short sale by exercising any over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of the shares compared to the price available under any over-allotment option. The underwriters may also sell shares in excess of any over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales. The effect of the transactions described in this and the preceding paragraph may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. We make no representation regarding the occurrence, likelihood, magnitude or effect of these activities and, if commenced, these activities may be discontinued at any time.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market-making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements of Essex Corporation as of December 31, 2004, and December 28, 2003, and for each of the fiscal years in the three year period ended December 31, 2004, have been audited by Stegman & Company, independent registered public accountants, as stated in their reports which are incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of our subsidiary, The Windermere Group, LLC and its subsidiaries, as of and for the years ending December 31, 2004 and December 31, 2003, have been audited by Goodman & Company L.L.P., independent registered public accountants, as stated in their report which is incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3, of which this prospectus is a part, with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C., and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

You should rely only on the information provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC (other than current reports on Form 8-K filed under Items 2.02 or 7.01 of Form 8-K) will automatically update and supersede this information. We incorporate by reference the documents listed below:

1. Our Annual Report on Form 10-K for the year ended December 31, 2004;

2. Our Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

3. Our Amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2005;

4. Our Definitive Proxy Statement on Schedule 14A filed on April 12, 2005;

5. Our Current Reports on Form 8-K filed January 11, 2005, March 4, 2005 and July 7, 2005;

6. Our Amended Current Report on Form 8-K/A filed May 13, 2005;

7. The description of our common stock which is contained in our registration statement on Form 8-A filed on June 3, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; and

8. Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 either (1) after the initial filing of this prospectus and before the date the registration statement is declared effective or (2) after the date of this prospectus and before the termination of this offering (other than current reports on Form 8-K filed under Items 2.02 or 7.01 of Form 8-K). Information in these filings will be incorporated as of the filing date.

We will provide to any person who receives this prospectus, upon written or oral request and at no cost, a copy of any of the documents or information that we have incorporated by reference in this prospectus. To request a document or information, please call, write, or e-mail our investor relations department as follows:

Essex Corporation

6708 Alexander Bell Drive

Columbia, Maryland 21046

Telephone: (301) 939-7000

Email: info@essexcorp.com

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC Registration fee	$11,770
Accounting fees and expenses	25,000
Legal fees and expenses	75,000
Printing	35,000
Miscellaneous expenses	10,000

Total	$156,770

Item 15. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (“the Act”) permits indemnification of directors and officers of a corporation under certain conditions and subject to certain limitations. Articles (h) and (i) of our Articles of Incorporation contain provisions for the indemnification of our directors and officers within the limitations permitted by the Act. In addition, we have entered into indemnity agreements with all of our directors and officers which provide the maximum indemnification allowed by the Act.

Item 16. Exhibits.

Exhibit No.	Description
4.1	Specimen Stock Certificate (Filed as Exhibit to Registrant’s Registration Statement on Form SB-2 filed October 17, 1994, Registration No. 33-82920)*

5.1	Opinion of Morrison & Foerster LLP*

23.1	Consent of Stegman & Company

23.2	Consent of Goodman & Company, LLP

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Statement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland, on July 7, 2005.

ESSEX CORPORATION

By:	/s/ LEONARD E. MOODISPAW
Leonard E. Moodispaw President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons as of July 7, 2005 in the capacities indicated:

Signatures	Title

* H. JEFFREY LEONARD	Chairman of the Board

*	President, Chief Executive Officer, and Director (principal executive officer)
LEONARD E. MOODISPAW

* LISA G. JACOBSON	Executive Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)

* JOHN G. HANNON	Director

* ROBERT W. HICKS	Director

* RAY M. KEELER	Director

* ANTHONY M. JOHNSON	Director

* MARIE S. MINTON	Director

* ARTHUR L. MONEY	Director

* TERRY M. TURPIN	Director

*By:	/s/ LEONARD E. MOODISPAW
Leonard E. Moodispaw Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Specimen Stock Certificate*

5.1	Opinion of Morrison & Foerster LLP*

23.1	Consent of Stegman & Company

23.2	Consent of Goodman & Company, LLP

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed.